EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire divests non-core product portfolio to Almirall
Reinforcing strategic focus on growth-driving global products

Basingstoke, UK – 8 October 2007– Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ), the global specialty biopharmaceutical company, announces that it has agreed to sell a portfolio of non core products to Almirall for a cash consideration of $213m.  The portfolio includes the dermatology products, SOLARAZE® (3% gel diclofenac sodium) and VANIQA® (eflornithine hydrochloride), and six other non-promoted products1 across a range of indications, which are principally sold by Shire in the UK, France, Germany, Italy, Spain and Ireland.

The divested products are no longer core to Shire’s strategy of building market leading positions in specialty markets through the development and commercialization of competitive global products with strong intellectual property protection. Shire’s focus is on building its attention deficit hyperactivity disorder (ADHD), human genetic therapies, gastrointestinal and renal diseases businesses and, with its recent in-licensing of JUVISTA® (human recombinant TGFβ3) from Renovo plc, Shire intends to build a new specialty area of regenerative medicine.  Shire’s specialty products are increasingly global in their reach – for example Shire aims to expand its ADHD expertise to markets outside the U.S. within the next two years, with an initial focus on the EU.  This product divestment will enable Shire to pursue this strategy in a more concentrated way.

Shire plc Chief Executive, Matthew Emmens comments:

“Our strategic focus is clear and our emphasis in the international markets is on developing competitive positions for our global products that meet the needs of the specialist physicians and their patients, in our chosen areas of expertise.  Almirall is well positioned to ensure future development and investment in the products we are divesting, which are no longer core to our strategy.”

Almirall Chairman and CEO, Dr Jorge Gallardo said “We are very satisfied with this acquisition since it expands our international presence in a critical market like the UK and reinforces our position as one of the key European specialty pharmaceutical companies”.

The transaction is contingent on competition clearances and other customary consents.  Shire was advised by Rothschild.

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For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors
1 Other products divested included: LODINE® (etodolac) for treatment of rheumatoid arthritis and osteoarthritis, COLAZIDE® (balsalazide) for treatment of mild to active ulcerative colitis, MEPTID® (meptazinol hydrochloride) for treatment of pain, CEBUTID® (flurbiprofen) for treatment of the symptoms of rheumatoid arthritis and osteoarthritis, ROBAXIN® (methocarbamol) for relief of pain from muscle injuries, spasms, sprains and strains, MINTEC® (peppermint oil) for the relief of discomfort associated with irritable bowel syndrome.

SOLARAZE is a topical preparation for the treatment of actinic keratoses, which are common skin lesions on areas damaged extensively by sunlight.  VANIQA is a topical prescription medicine for treating unwanted facial hair in women.

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to,

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legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of SPD503 (guanfacine extended release) (ADHD); Shire’s ability to secure new products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; the successful development of JUVISTA and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

Registered in England 2883758  Registered Office as above